EXHIBIT 10.1
THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED

THE BOEING COMPANY
EXECUTIVE SUPPLEMENTAL SAVINGS PLAN
AS AMENDED AND RESTATED
EFFECTIVE JANUARY 1, 2020

TABLE OF CONTENTS
ARTICLE I	Introduction	1
ARTICLE II	Definitions	3
2.1	Account	3
2.2	Administrator	3
2.3	“Affiliate” or “Subsidiary”	3
2.4	Authorized Period of Absence	3
2.5	Base Salary	3
2.6	Base Salary Deferrals	4
2.7	Base Salary Rate	4
2.8	Beneficiary	4
2.9	Board of Directors	4
2.10	BSS Plan	4
2.11	Cash Incentive	4
2.12	Cash Incentive Deferrals	4
2.13	Code	4
2.14	Company	5
2.15	Company Contributions	5
2.16	Compensation	5
2.17	Compensation Committee	5
2.18	Contribution Credit	5
2.19	Controlled Group	5
2.20	DC SERP Contributions	5
2.21	Deferral Election	5
2.22	E-Series Payroll	5
2.23	Earnings Credits	6
2.24	Election Period	6
2.25	Eligibility Determination Date	6
2.26	Eligible Employee	6
2.27	Employee	6
2.28	Extra Deferral	6
2.29	Executive SSP+ Company Contribution	7
2.30	Mid-Year Election Period	7
2.31	Mid-Year Participation Period	7
2.32	Participant	7
2.33	Participant Deferrals	7
2.34	Performance Awards	7
2.35	Plan	7
2.36	Plan Year	7
2.37	PVP	7
2.38	Restoration Deferral	8
2.39	Restoration Matching Contributions	8
2.40	Restoration SSP+ Company Contribution	8
2.41	Separation from Service	8
2.42	Service	8
2.43	Specified Employee	8

i

2.44	Unforeseeable Emergency	9
2.45	Vested Performance Award Deferrals	9
2.46	VIP	9
ARTICLE III	Participant Deferrals	10
3.1	Annual Participation and Deferrals - Eligibility	10
3.2	Mid-Year Participation- Eligibility	11
3.3	Deferral Elections	12
3.4	Cancellation of Deferral Election Due to Unforeseeable Emergency	14
ARTICLE IV	Company Contributions	15
4.1	Restoration Matching Contributions - Eligibility and Allocations	15
4.2	Restoration SSP+ Company Contributions - Eligibility and Allocations	15
4.3	Executive SSP+ Company Contributions - Eligibility and Allocations	16
4.4	DC SERP Contributions - Eligibility, Participation and Contributions	16
4.5	Company Contributions - Elections	19
ARTICLE V	Vesting and Forfeiture Rules	21
5.1	Vesting	21
5.2	Extra Deferral Vesting	21
5.3	Restoration Vesting	21
5.4	Executive SSP+ Company Contribution Vesting	21
5.5	Executive SSP+ Company Contribution Forfeiture Rules	21
5.6	DC SERP Vesting	23
5.7	DC SERP Forfeiture Rules	26
ARTICLE VI	Distributions	28
6.1	Form and Timing of Distribution	28
6.2	Death Benefits	32
6.3	Rehires and Authorized Periods of Absence/Reduced Level of Services	32
ARTICLE VII	Accounts	35
7.1	Participant Accounts	35
7.2	Earnings Credits	35
7.3	Investment Election Changes and Restrictions	37
7.4	Missing Participants and Improper Credits	37
ARTICLE VIII	Administration	38
8.1	Plan Administration	38
8.2	Claims Procedure	38
ARTICLE IX	Amendment and Termination	39
ARTICLE X	Miscellaneous	40
10.1	No Employment Rights	40
10.2	Anti-Assignment	40
10.3	Unfunded Status of Plan	40
10.4	Delays or Acceleration in Payment	40
10.5	Involuntary Inclusion in Income	40
10.6	Compliance with Code Section 409A	41
10.7	Construction	41
10.8	Legal Action	41
10.9	Tax Withholding	41
ii

APPENDIX A	List of Excluded Entities	A-1

iii

ARTICLE I
Introduction

The Supplemental Benefit Plan for Employees of The Boeing Company (the “Plan”) was originally established effective January 1, 1978, by The Boeing Company. The Plan was amended and restated effective January 1, 2008, to comply with section 409A of the Code. The Plan was subsequently amended and restated (i) as of January 1, 2009, for the purpose of expanding the Restoration Benefit, and for the purpose of adding an Executive SBP+ Company Contribution and a DC SERP benefit, (ii) as of January 1, 2016, for the purpose of making clarifying changes to the Plan, eliminating certain provisions that are no longer applicable, and adding a new appendix (now Appendix A) to the Plan to list the entities whose employees are excluded from Plan participation, (iii) as of July 1, 2018, for the purpose of reflecting the delegation of certain amendment authority to the Administrator and its delegate and to reflect the delegation of administrative authority over certain claims and appeals with respect to benefits for elected officers of the Company to the Compensation Committee of the Board of Directors, and (iv) as of January 1, 2019, for the purpose of renaming the Plan and redesigning the executive deferred compensation program. Effective as of January 1, 2020, the Plan is amended and restated to provide that individuals who are elected officers of the Company or individuals who are hired on to (or promoted up to) the E-Series Payroll on or after January 1, 2020, shall not be eligible to receive DC SERP Contributions.
The Plan provides four separate benefits (provided that the benefits described in paragraphs (ii) and (iii) below are aggregated for purposes of payment elections):

(i)
the Restoration Benefit, the purpose of which is to restore the benefits of certain employees under The Boeing Company Voluntary Investment Plan (“VIP”), to the extent that these qualified plan benefits are limited by Code sections 415 and 401(a)(17);

(ii)
Executive SSP+ Company Contributions, the purpose of which is to provide an additional contribution to this Plan equal to a percentage of the annual incentive plan payments for a select group of management or highly compensated employees; and

(iii)	the DC SERP, the purpose of which is to provide a supplemental retirement benefit for a select group of management and highly compensated employees; and

(iv)
Extra Deferrals, the purpose of which is to provide a means by which eligible employees may defer payment of their base salaries and awards made under eligible incentive compensation plans (a traditional deferred compensation benefit).

For periods prior to January 1, 2019, “Restoration SSP+ Company Contributions” were called “SBP+ Company Contributions” and “Executive SSP+ Company Contributions” were called “Executive SBP+ Company Contributions;” however, amounts attributable to such contributions are subject to the same terms of the Plan as those that apply to newly named Restoration SSP+ Company Contributions and Executive SSP+ Company Contributions, as applicable.
For periods prior to January 1, 2019, benefits similar to the benefit described in paragraph (iv) above were provided pursuant to the Deferred Compensation Plan for Employees of The Boeing Company. The Deferred Compensation Plan for Employees of The Boeing Company was frozen effective December 31, 2018.
For periods prior to January 1, 1999, the Plan also restored participants’ benefits under The Boeing Company Employee Retirement Plan and The Boeing Company Employee Financial Security Plan, to the extent these benefits were limited by sections 415 and 401(a)(17) of the Code. For the period January 1, 1987 through May 31, 1987, the Plan also restored benefits reduced by the limitation on elective deferrals imposed by section 402(g)(1) of the Code.

The Plan is a nonqualified deferred compensation plan subject to Code section 409A. It is also intended that the Plan shall be an excess benefit plan as defined in section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (ERISA), to the extent benefits are paid in excess of the limits imposed by Code section 415. To the extent any part of the Plan is not an excess benefit plan, it is intended that the Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees under sections 201(2), 301(a)(3), and 401(a)(1) of ERISA.

ARTICLE II
Definitions

2.1	Account
“Account” means the recordkeeping account established for each Participant, for purposes of accounting for the allocations made hereunder and the Earnings Credits thereon. Each Account will consist of the following sub-accounts:

(a)	the Restoration Benefit Account (consisting of Restoration Deferrals, Restoration Matching Contributions and Restoration SSP+ Company Contributions); and

(b)	the Executive Benefit Account (consisting of Executive SSP+ Company Contributions and DC SERP Contributions); and

(c)	the Extra Deferral Account (consisting of Base Salary Deferrals, Cash Incentive Deferrals and Vested Performance Award Deferrals).

2.2	Administrator
“Administrator” means the Employee Benefit Plans Committee of The Boeing Company.

2.3	“Affiliate” or “Subsidiary”
“Affiliate” or “Subsidiary” means a member of a controlled group of corporations (as defined in Code section 1563(a), determined without regard to Code sections 1563(a)(4) and (e)(3)(c)), a group of trades or businesses (whether incorporated or not) which are under common control within the meaning of Code section 414(c), or an affiliated service group (as defined in Code sections 414(m) or 414(o)), in each case of which The Boeing Company is a part.

2.4	Authorized Period of Absence
“Authorized Period of Absence” means a leave of absence approved by the Company.

2.5	Base Salary
“Base Salary” means an Employee’s base pay from the Company. For clarity, this is the same as an Employee’s “Compensation” as such term is defined under the VIP, but determined (A) without regard to the limitation on such compensation under Code section 401(a)(17) and (B) prior to any deferrals of compensation made hereunder. Notwithstanding anything herein to the contrary, Base Salary does not include amounts earned while an Employee is represented by a union with a collective bargaining agreement covering such Employee that does not provide for participation in the Plan.
In no event will Base Salary include payments under any incentive compensation or performance award plan, without regard to whether they are included in the definition of “Compensation” under the VIP.

2.6	Base Salary Deferrals
“Base Salary Deferrals” means deferrals of Base Salary pursuant to Article III.

2.7	Base Salary Rate
“Base Salary Rate” means an Employee’s annual base rate of pay from the Company.

2.8	Beneficiary
“Beneficiary” means the person or persons designated by a Participant under the VIP to receive any benefit payable from the VIP upon the death of the Participant. If no designation is filed under the VIP, or if the designated beneficiary does not survive the Participant, the default beneficiary rules stated in the VIP will apply to determine the Beneficiary.

2.9	Board of Directors
“Board of Directors” means the board of directors of The Boeing Company.

2.10	BSS Plan
“BSS Plan” means the BSS Retirement Plan, as amended.

2.11	Cash Incentive
“Cash Incentive” means the amount awarded to the Participant under The Boeing Company Elected Officer Annual Incentive Plan or the Incentive Compensation Plan for Employees of The Boeing Company and Subsidiaries, as applicable.
Cash Incentive deferred by the Participant under Article III will be deemed to have been paid as if those amounts had not been deferred, for purposes of calculating Executive SSP+ Company Contributions under Article IV.
Cash Incentive that is paid after a Participant’s termination of employment from the Controlled Group will remain subject to the Participant’s deferral election under Article III, but will not be counted for purposes of calculating the Executive SSP+ Company Contribution under Article IV.

2.12	Cash Incentive Deferrals
“Cash Incentive Deferrals” means deferrals of Cash Incentive under Article III.

2.13	Code
“Code” means the Internal Revenue Code of 1986, as amended.

2.14	Company
“Company” means The Boeing Company, its successors in interest, and any Affiliate or Subsidiary that has adopted this Plan with the consent of The Boeing Company. An Affiliate or Subsidiary is deemed to have adopted this Plan if the Affiliate or Subsidiary (a) participates in the VIP and (b) is not an excluded employer for purposes of this Plan. A list of excluded employers, as updated from time to time, is attached hereto as Appendix A.

2.15	Company Contributions
“Company Contributions” mean Restoration Matching Contributions, Restoration SSP+ Company Contributions, Executive SSP+ Company Contributions, and DC SERP Contributions.

2.16	Compensation
“Compensation” means a Participant’s Base Salary, Cash Incentive, and Performance Awards.

2.17	Compensation Committee
“Compensation Committee” means the Compensation Committee of the Board of Directors.

2.18	Contribution Credit
“Contribution Credit” means the applicable percentage used to compute an eligible Participant’s DC SERP Contributions under Section 4.4.

2.19	Controlled Group
“Controlled Group” means the Company and any Affiliate or Subsidiary.

2.20	DC SERP Contributions
“DC SERP Contributions” means the contributions allocated pursuant to Section 4.4.

2.21	Deferral Election
“Deferral Election” means the elections made by an Eligible Employee to defer a portion of his or her eligible Compensation in accordance with Article III, including any Restoration Deferral Election and any Extra Deferral Election.

2.22	E-Series Payroll
“E-Series Payroll” means the executive designation of level E-1 to E-5 at the Company.

2.23	Earnings Credits
“Earnings Credits” means the adjustment to a Participant’s Account under Section 7.2, which may be positive or negative.

2.24	Election Period
“Election Period” means the period or periods established by the Administrator during which an eligible Employee may submit Deferral Elections, all in accordance with such timing and other requirements as the Administrator may establish and, in all cases, the applicable rules under Code section 409A. In no event will an Election Period expire later than December 31 of the Plan Year in which the election is made. Different rules apply with respect to the Mid-Year Election Period, as defined later in this Article II.

2.25	Eligibility Determination Date
“Eligibility Determination Date” means (a) for purposes of Section 3.1, with respect to any Plan Year, the November 1 of the preceding Plan Year, and (b) for purposes of Section 3.2, the June 15 immediately preceding the Mid-Year Election Period.

2.26	Eligible Employee
“Eligible Employee” means, with respect to any Plan Year (or, if applicable, the Mid-Year Participation Period), an Employee who has satisfied the requirements to make Extra Deferrals under Section 3.1(A) or 3.2(A), to make Restoration Deferrals under Section 3.1(B) or 3.2(B), to receive allocations of Restoration Matching Contributions under Section 4.1, to receive allocations of Restoration SSP+ Company Contributions under Section 4.2, to receive allocations of Executive SSP+ Company Contributions under Section 4.3, and/or to receive allocations of DC SERP Contributions under Section 4.4, as applicable.
Notwithstanding the foregoing, an Employee shall not be considered an Eligible Employee hereunder if the Administrator has excluded his or her employer from participation in the Plan. A list of excluded employers, as updated from time to time, is attached hereto as Appendix A.

2.27	Employee
“Employee” means any person who is employed by any member of the Controlled Group, is designated as a common law employee on such member’s payroll, and is assigned by such member to the E-Series Payroll.

2.28	Extra Deferral
“Extra Deferral” means any Base Salary Deferral, Cash Incentive Deferral or Vested Performance Award Deferral that a Participant elects to defer on a pre-tax basis in accordance with Section 3.1(A) and, to the extent applicable, Section 3.2(A).

2.29	Executive SSP+ Company Contribution
“Executive SSP+ Company Contribution” means the benefit provided under Section 4.3.

2.30	Mid-Year Election Period
“Mid-Year Election Period” means, for any Employee who satisfies the requirements of Section 3.2, the period specified by the Administrator, which generally shall be the month of July preceding the Mid-Year Participation Period.

2.31	Mid-Year Participation Period
“Mid-Year Participation Period” means, for any Employee who satisfies the requirements of Section 3.2, the period beginning on August 1 immediately following the Mid-Year Election Period and ending on December 31 of the same year.

2.32	Participant
“Participant” means an Eligible Employee who has elected to defer Compensation or who is eligible to receive a Company Contribution hereunder, or for purposes of Articles V through X, an Employee or former Employee who has amounts credited to his or her Account.

2.33	Participant Deferrals
“Participant Deferrals” mean Extra Deferrals and Restoration Deferrals.

2.34	Performance Awards
“Performance Awards” means any award designated as such under The Boeing Company’s 2003 Incentive Stock Plan and any successor or other long-term incentive plan that may be maintained by the Company from time to time.

2.35	Plan
“Plan” means The Boeing Company Executive Supplemental Savings Plan as herein set forth, together with any amendments that may be adopted from time to time.

2.36	Plan Year
“Plan Year” means the calendar year.

2.37	PVP
“PVP” means The Pension Value Plan for Employees of The Boeing Company, as amended.

2.38	Restoration Deferral
“Restoration Deferral” means the portion of a Participant’s Compensation, if any, that he or she elects to defer on a pre-tax basis under this Plan in accordance with Section 3.1(B) and, to the extent applicable, Section 3.2(B).

2.39	Restoration Matching Contributions
“Restoration Matching Contributions” means the amount credited to a Participant’s Account under Section 4.1.

2.40	Restoration SSP+ Company Contribution
“Restoration SSP+ Company Contribution” means the amount credited to a Participant’s Account under Section 4.2.

2.41	Separation from Service
“Separation from Service” or “Separates from Service” means an Employee’s death, retirement or termination of employment from the Controlled Group within the meaning of Code section 409A. For purposes of determining whether a Separation from Service has occurred, Affiliates and Subsidiaries are defined by using the language “at least 80 percent” to define the controlled group under Code section 1563(a) in lieu of the 50 percent default rule stated in Treasury Regulation section 1.409A-1(h)(3).
A Separation from Service is deemed to include a reasonably anticipated permanent reduction in the level of services performed by an Employee to less than 50 percent of the average level of services performed by the Employee during the immediately preceding 36-month period.

2.42	Service
“Service” means the Participant’s years of service with the Controlled Group, determined in the same manner as the service time calculation under the Boeing Service Awards Program procedure, in completed whole years.

2.43	Specified Employee
“Specified Employee” means an Employee who is a “specified employee” within the meaning of Code section 409A. Specified Employee status is determined on the last day of the prior Plan Year, to take effect as of April 1 of the Plan Year for a 12-month period. Notwithstanding the foregoing, Specified Employees shall be determined by including the employees who are reasonably determined to be the 75 top-paid officers of the Controlled Group as of the determination date, rather than the 50 top-paid officers as provided under Code section 416(i)(1)(A), to the extent permitted under Code section 409A.

2.44	Unforeseeable Emergency
“Unforeseeable Emergency” means “unforeseeable emergency” within the meaning of Code section 409A, as determined by the Administrator.

2.45	Vested Performance Award Deferrals
“Vested Performance Award Deferrals” means deferrals of Performance Awards under Article III.

2.46	VIP
“VIP” means The Boeing Company Voluntary Investment Plan, as amended.

ARTICLE III
Participant Deferrals

3.1	Annual Participation and Deferrals - Eligibility
The Plan’s Participant Deferral program has two components - the Extra Deferral component and the Restoration Deferral component - which provide opportunities for Eligible Employees to defer eligible Compensation to the Plan on a pre-tax basis.

(A)	Extra Deferral Component
An Employee is eligible to make an Extra Deferral Election for a Plan Year if he or she is paid on a U.S. dollar-based payroll as of the Eligibility Determination Date.
In any Extra Deferral Election, an Eligible Employee may defer up to a maximum of: (i) in the case of Base Salary Deferrals, 50% of his or her Base Salary payable in the Plan Year to which the Deferral Election applies, (ii) in the case of Cash Incentive Deferrals, 100% of his or her Cash Incentive earned in the Plan Year to which the Deferral Election applies (even if payable in a subsequent Plan Year), and/or (iii) in the case of Vested Performance Award Deferrals, 100% of his or her Performance Awards granted in the Plan Year to which the Deferral Election applies, which grant generally covers the next three (3) Plan Years (even if payable in a subsequent Plan Year). For clarity, Extra Deferrals will be made without regard to the Code section 401(a)(17) and 415(c) limitations.

(B)	Restoration Deferral Component
An Employee is eligible to make a Restoration Deferral Election for a Plan Year if he or she satisfies each of the conditions described in (i) - (iii) as of the Eligibility Determination Date:

i.	the Employee is eligible to participate in the VIP during such Plan Year;

ii.	The Employee is not eligible to participate in The Boeing Company Supplemental Savings Plan for the Plan Year; and

iii.
the Employee’s Base Salary Rate equals or exceeds the amount (rounded down to the nearest $1,000 increment) calculated by dividing (1) the dollar limit imposed by Code section 415(c) for the Plan Year that includes the Eligibility Determination Date, by (2) the sum of the following percentages as in effect for the Plan Year that includes the Eligibility Determination Date (or such other percentages approved by the Administrator by the Eligibility Determination Date to take effect under the VIP as of the following January), as applicable:

(a)	The maximum percentage that an Employee can elect to contribute on a pre-tax, after-tax and/or Roth basis under the VIP;

(b)	The maximum percentage that an Employee can receive as an Employer Matching Contribution under the VIP; and

(c)	The maximum percentage that the Employee can receive as a VIP+ Company Contribution under the VIP, based on the Employee’s anticipated age at the end of the Plan Year of participation.

In any Restoration Deferral Election, the Eligible Employee may elect a deferral percentage up to the maximum percentage of his or her Base Salary determined in accordance with Section 3.1(B)(iii)(a) above. Restoration Deferrals will be made from the Eligible Employee’s Base Salary only after either: (1) Base Salary for the applicable Plan Year reaches the limitation under Code section 401(a)(17), as indexed, for such Plan Year or (2) the Participant’s annual additions under the VIP for the applicable Plan Year reach the dollar limitation of Code section 415(c), as indexed.

3.2	Mid-Year Participation- Eligibility
This Section 3.2 sets forth special rules that permit certain “newly eligible” Employees to make Extra Deferral Elections or Restoration Deferral Elections with respect to the Mid-Year Participation Period. For any Plan Year following the Mid-Year Participation Period, an Employee’s eligibility to make a Restoration Deferral Election or an Extra Deferral Election will be determined in accordance with Section 3.1.
An Employee will be considered “newly eligible” for this purpose if the Employee (i) is hired or rehired into an Eligible Employee position from November 2 of any Plan Year through June 15 of the following Plan Year, (ii) was not eligible to participate in the Plan or in a deferred compensation plan that is aggregated with the Plan under the aggregation rules of section 409A of the Code (including The Boeing Company Supplemental Savings Plan), other than the crediting of earnings, within the 24-month period immediately preceding the Eligibility Determination Date (or, has taken a full distribution of his or her interest in such plan), and (iii) is paid on a U.S. dollar-based payroll as of the Eligibility Determination Date.

(A)	Extra Deferral Component
All “newly eligible” Employees are eligible to make an Extra Deferral Election with respect to a Mid-Year Participation Period.
In any Extra Deferral Election with respect to the Mid-Year Participation Period, an Eligible Employee may defer up to a maximum of: (i) 50% of the Base Salary earned and payable in each full regular pay period during the Mid-Year Participation Period and (ii) 100% of the Cash Incentive earned during the Mid-Year Participation Period. Performance Awards may not be deferred during the Mid-Year Participation Period.

(B)	Restoration Deferral Component
A “newly eligible” Employee is eligible to make a Restoration Deferral Election with respect to the Mid-Year Participation Period if he or she satisfies each of the conditions described in (i) and (ii) below as of the Eligibility Determination Date:

i.	the Employee is eligible to participate in the VIP; and

ii.
the Employee’s Base Salary payable for the Plan Year (or portion of the Plan Year) that includes the Mid-Year Participation Period is expected (based on actual Base Salary paid through the Eligibility Determination Date and projected base salary for the remainder of the Plan Year) to equal or exceed the amount (rounded down to the nearest $1,000 increment) calculated by dividing (1) the dollar limit imposed by Code section 415(c) for the Plan Year which includes the Mid-Year Participation Period, by (2) the sum of the following percentages as in effect for the Plan Year that includes the Eligibility Determination Date (or such other percentages approved by the Administrator by the Eligibility Determination Date to take effect under the VIP as of the following January):

(a)	The maximum percentage that an Employee can elect to contribute on a pre-tax, after-tax and/or Roth basis under the VIP;

(b)	The maximum percentage that an Employee can receive as an Employer Matching Contribution under the VIP; and

(c)
The maximum percentage that the Employee can receive as a VIP+ Company Contribution under the VIP for the Plan Year that includes the Mid-Year Participation Period, based on the Employee’s anticipated age at the end of such Plan Year.

In any Restoration Deferral Election with respect to a Mid-Year Participation Period, the Eligible Employee will be permitted to make a Restoration Deferral Election with respect to Base Salary earned and payable in each full regular pay period in the Mid-Year Participation Period up to the maximum percentage of his or her Base Salary for such period determined in accordance with Section 3.1(B)(iii)(a) above. Restoration Deferrals will be made from the Eligible Employee’s Base Salary only after either: (1) Base Salary for the applicable Plan Year reaches the limitation under Code section 401(a)(17), as indexed, for such Plan Year or (2) the Participant’s annual additions under the VIP for the applicable Plan Year reach the dollar limitation of Code section 415(c), as indexed.

3.3	Deferral Elections
An Eligible Employee may elect to defer a percentage of his or her eligible Compensation for a Plan Year (or, if applicable, the Mid-Year Participation Period) on a pre-tax basis by executing and delivering one or more timely Deferral Election(s) in accordance with the provisions of this Section 3.3. The type and amount of eligible Compensation that may be deferred is described in Section 3.1 (for annual deferrals) and Section 3.2 (for mid-year deferrals). In all cases, Participant Deferrals will be credited to the Participant’s Account on the date the Compensation would otherwise have been payable, or as soon thereafter as administratively feasible.
Notwithstanding anything herein to the contrary, to the extent any Eligible Employee had in effect an active (A) Restoration Deferral Election under this Plan immediately prior to its amendment and restatement as of January 1, 2019 and does not timely change such Restoration Deferral Election with respect to the Plan Year beginning on January 1, 2019, such Eligible Employee shall be deemed to have continued such active Restoration Deferral Election with respect to the Plan Year beginning on January 1, 2019 and (except as otherwise provided below for Employees who cease to be Eligible Employees) future Plan Years on an “evergreen basis” unless and until such Eligible Employee changes such Restoration Deferral Election in accordance with this Section 3.3; or (B) election to defer compensation under the Deferred Compensation Plan for Employees of The Boeing Company immediately prior to that plan’s amendment and restatement as of January 1, 2019 and fails either to make a timely Extra Deferral Election or to indicate affirmatively that he or she does not wish to make an Extra Deferral Election with respect to the Plan Year beginning on January 1, 2019, such Eligible Employee shall be deemed to have made an Extra Deferral Election identical to such election to defer compensation under the Deferred Compensation Plan for Employees of The Boeing Company with respect to the Plan Year beginning on January 1, 2019 and (except as otherwise provided below for Employees who cease to be Eligible Employees) future Plan Years on an “evergreen basis” unless and until such Eligible Employee changes such Extra Deferral Election in accordance with this Section 3.3.

(A)	Deferral Elections
A Participant’s Deferral Election(s) must be executed and delivered to the Company in accordance with rules established by the Administrator. An Employee may make separate Extra Deferral Elections with respect to Base Salary, Cash Incentive and Performance Awards and/or a separate Restoration Deferral Election with respect to Base Salary, each to the extent described in Section 3.1 or 3.2, as applicable.

Participants may execute new Deferral Elections to defer eligible Compensation payable in each succeeding Plan Year. An Employee’s Deferral Election will be “evergreen” - it will carry-over from Plan Year to Plan Year (or from the Mid-Year Participation Period to the subsequent Plan Year) unless it is changed or cancelled in accordance with rules established by the Administrator or as otherwise provided in this Plan.
In the case of an Employee who ceases to be an Eligible Employee during the Plan Year (e.g., due to a reclassification as other than E-Series Payroll or Separation from Service) the Employee’s Deferral Election(s) shall remain in effect with respect to the Plan Year in which the Employee ceases to be an Eligible Employee, but will automatically be cancelled with respect to future Deferrals (i.e., Deferrals with respect to subsequent Plan Years).

(B)	Distribution Elections
Deferral Elections will include an option to elect the form and timing of distribution with regard to the Participant Deferrals, as described in Article VI, as applicable.
Any election made as to the form and timing of distribution with respect to Restoration Deferrals will apply to the Participant’s entire Restoration Account.

(C)	Timing and Irrevocability of Elections
In general, the Deferral Election must be filed during the Mid-Year Election Period or Election Period, as applicable.
Deferral Elections with respect to a full Plan Year will generally become irrevocable as of the end of the Election Period. Deferral Elections with respect to a Mid-Year Participation Period will become irrevocable as of the last day of the Mid-Year Election Period, i.e., the date immediately preceding the date the Employee becomes eligible to participate in the Plan, in satisfaction of the requirements under Treas. Reg. Section 1.409A-2(a)(7)(i) and (ii).
Elections generally may not be modified during the Plan Year. Likewise, an Employee who makes a Restoration Deferral Election will be subject to restrictions on mid-year contribution election changes under the VIP, in accordance with the terms of the VIP.
See Section 3.4 for a limited exception to the general rule on the irrevocability of Deferral Elections, in the event of Unforeseeable Emergency.

(D)	No Mid-Year Elections
Except as provided in this Article III with respect to the Mid-Year Participation Period applicable to certain newly eligible Employees, an Employee who becomes an Eligible Employee during a Plan Year (including as a result of a promotion or salary increase) will not be eligible to make Participant Deferrals during such Plan Year.

3.4	Cancellation of Deferral Election Due to Unforeseeable Emergency

Notwithstanding the irrevocability rule described in Section 3.3, a Participant will be permitted to cancel an existing Deferral Election with regard to a Plan Year during that Plan Year (or with regard to the Mid-Year Participation Period, during that period), if the Participant incurs an Unforeseeable Emergency, as determined by the Administrator.
If a Participant has elected and received a distribution due to an Unforeseeable Emergency under Section 6.1(I), the Participant will be deemed to have elected to cancel his or her Deferral Election for the remainder of the applicable Plan Year or Mid-Year Participation Period.

ARTICLE IV
Company Contributions

4.1.	Restoration Matching Contributions - Eligibility and Allocations

A Participant who defers Base Salary pursuant to a Restoration Deferral Election under Section 3.3 will be credited with a Restoration Matching Contribution from the Company related to such Restoration Deferrals. This Restoration Matching Contribution will equal a percentage (determined based on the matching contribution formula applicable to the Participant under the VIP for the Plan Year) of the Participant’s Restoration Deferrals for the Plan Year (or, if applicable, Mid-Year Participation Period).
Restoration Matching Contributions under this Plan apply only to Participant Deferrals of Base Salary made pursuant to a Restoration Deferral Election. Restoration Matching Contributions will not be made with respect to Participant Deferrals of Base Salary made pursuant to an Extra Deferral Election.
Restoration Matching Contributions will be credited to the Participant’s Account on the date that the underlying Restoration Deferrals are credited to the Participant’s Account.

4.2.	Restoration SSP+ Company Contributions - Eligibility and Allocations

An Eligible Employee who receives a VIP+ Company Contribution under the VIP may be eligible to be credited with a Restoration SSP+ Contribution for a Plan Year (or, if applicable, the Mid-Year Participation Period).
An eligible Participant will be credited with a Restoration SSP+ Company Contribution by the Company during the Plan Year (or, if applicable, the Mid-Year Participation Period) only after either: (a) the Participant’s Base Salary for such Plan Year reaches the limitation under Code section 401(a)(17), as indexed, or (b) the Participant’s annual additions under the VIP for such Plan Year reach the dollar limitation of Code section 415(c), as indexed.
The Restoration SSP+ Company Contribution for a Plan Year will equal a percentage of the Participant’s Base Salary paid during the applicable pay periods within such Plan Year (or Mid-Year Participation Period). This percentage will be equal to the VIP+ Company Contribution percentage for which the Participant is eligible for such pay period under the VIP.
The calculation of Restoration SSP+ Company Contributions will not take into account Cash Incentive or Performance Awards. See Section 4.3 for a description of Executive SSP+ Company Contributions on eligible Cash Incentive.
A Restoration SSP+ Company Contribution will be credited to the Participant’s Account on the date the underlying Base Salary is payable, or as soon thereafter as administratively feasible.

4.3.	Executive SSP+ Company Contributions - Eligibility and Allocations

An Employee is eligible to receive Executive SSP+ Company Contributions for a Plan Year for so long as he or she satisfies each of the conditions described in (A)-(D) below:

(A)	The Employee satisfies the eligibility requirements under Section 3.1(A).

(B)	The Employee is not eligible to accrue benefits under any defined benefit plan maintained by the Controlled Group.

(C)	The Employee is eligible to receive a VIP+ Company Contribution under the VIP during the Plan Year.

(D)
The Employee is entitled to payment of Cash Incentive during the Plan Year. Cash Incentive is not counted for this purpose if paid following the Employee’s termination of employment from the Controlled Group.

A rehired Employee who previously participated in the Plan will become eligible to receive Executive SSP+ Company Contributions on the date the Employee satisfies the eligibility conditions in this Section 4.3 again after rehire.
The Executive SSP+ Company Contribution for a Plan Year will equal a percentage of the Participant’s Cash Incentive payable during the Plan Year. This percentage will be equal to the VIP+ Company Contribution percentage for which the Participant is eligible at the time the Cash Incentive is payable.
An Executive SSP+ Company Contribution will be credited to the Participant’s Account at the time the Cash Incentive is payable, or as soon thereafter as administratively feasible.

4.4.	DC SERP Contributions - Eligibility, Participation and Contributions

(A)	Eligibility

An Employee is eligible to receive DC SERP Contributions with respect to a Plan Year for so long as he or she satisfies the conditions in either (i) or (ii) below.
For purposes of determining eligibility for the DC SERP, the term “hired” has the meaning assigned in the VIP for purposes of determining eligibility for Company Contributions thereunder, regardless of the date on which the Employee joins the E-Series Payroll.

i.	Hired Between January 1, 2009 and December 31, 2019

An Employee satisfies the conditions in this subsection (i) if:

(a)	The Employee was hired on or after January 1, 2009, but before January 1, 2020,

(b)	The Employee is on the E-Series Payroll in level E-1, E-2, or E-3, and was on the E-Series Payroll (in any level E-1 through E-5) as of December 31, 2019,

(c)	The Employee is not an elected officer of the Company, and

(d)	The Employee is ineligible to accrue benefits under any defined benefit plan maintained by the Controlled Group.

ii.	Hired Before January 1, 2009

An Employee satisfies the conditions in this subsection (ii) if:

(a)	The Employee was hired before January 1, 2009,

(b)	The Employee was on the E-series Payroll (in any level E-1 through E-5) as of December 31, 2019, and

(c)	The Employee is not an elected officer of the Company.

(B)	DC SERP Participation

An Eligible Employee will be a Participant in the DC SERP for the period(s), if any, that the Employee satisfies the eligibility conditions in Section 4.4(A).

(C)	DC SERP Contributions

Each Participant eligible for DC SERP Contributions shall be entitled to contributions under this Plan as described below.

i.	Payroll Contributions

Contributions will be credited to the Participant’s Account on the date the Base Salary and Cash Incentive otherwise would be payable, or as soon thereafter as administratively feasible.

(a)	Hired Between January 1, 2009 and December 31, 2019

A Participant described in Section 4.4(A)(i) (Hired Between January 1, 2009 and December 31, 2019) will receive a DC SERP contribution equal to a Contribution Credit times the sum of the Participant’s Base Salary and Cash Incentive, for each applicable pay period. The Contribution Credit for a pay period is determined by the Participant’s level as of such pay period as follows:

(1)	2%, for a Participant at level E-2 through E-3.

(2)	4%, for a Participant at level E-1.

If a Participant changes levels during a pay period, the Participant’s level as in effect on the last day of the pay period will apply. For purposes of calculating the DC SERP contribution, a Participant’s Base Salary and Cash Incentive will be counted solely to the extent that (1) the Participant is on the E-Series Payroll during the applicable pay period or (2) such Cash Incentive is paid after a Participant’s termination of employment from the Controlled Group but on or before such Participant receives his or her final regular paycheck.

(b)	Hired Before January 1, 2009

A Participant described in Section 4.4(A)(ii) (Hired Before January 1, 2009) will receive a DC SERP contribution equal to a Contribution Credit times the sum of the Participant’s Base Salary and Cash Incentive, for each applicable pay period. For purposes of calculating the DC SERP contribution, a Participant’s Base Salary and Cash Incentive will be counted solely to the extent that (1) the Participant is on the E-Series Payroll during the applicable pay period or (2) such Cash Incentive is paid after a Participant’s termination of employment from the Controlled Group but on or before such Participant receives his or her final regular paycheck.
The Contribution Credit will equal the sum of (i) and, if applicable, (ii):

(1)	5%

(2)
For a Participant who has attained age 55 (or will attain age 55 by the end of a Plan Year), 0.5% times the Participant’s whole years of Benefit Service (as defined under the PVP and/or BSS Plan, as applicable, and determined as of January 1, 2016), subject to the limitation herein. The supplemental percentage credited under this subsection (ii) will be contributed for a period not to exceed seven years. This seven-year period will commence on January 1, 2016 (or on January 1 of the year in which the Participant attains age 55, or on the date of promotion to the E-Series Payroll, whichever is latest) and will be measured in the aggregate over a Participant’s lifetime (i.e., regardless of whether the Participant has multiple periods of employment with the Controlled Group).

ii.	One-Time Contribution

An Employee who satisfies the requirements described in Section 4.4(A)(i) (Hired Between January 1, 2009 and December 31, 2019), and who is first promoted to a level of E-1 through E-3 (from a position at a level of E-4 or E-5) during the Plan Year, will receive a one-time additional contribution equal to the product of (a), (b) and (c) below.

(a)	2%

(b)	The sum of:

(1)	the Participant’s Base Salary Rate in effect immediately following the promotion, and

(2)	his or her Cash Incentive target percentage multiplied by the Base Salary Rate, both as in effect immediately following the promotion.

(c)
The Participant’s whole years of Service as of the date of first promotion to a level of E-1 through E-3 (from a position at a level of E-4 or E-5); provided that, for such purpose, a Participant’s years of Service will be limited to Service earned since his or her most recent hire date.

This amount will be credited to the Participant’s Account as of the date of first promotion to a level of E-1 through E-3, or as soon thereafter as administratively feasible.
A Participant who has received a one-time contribution under this Section upon promotion to a level of E-1 through E-3 will be ineligible for any further contributions under this subsection (C)(ii).
Notwithstanding anything herein to the contrary, no DC SERP Contributions will be made for: (i) any elected officer on or after January 1, 2020, or (ii) any Employee who is hired or promoted onto the E-series Payroll on or after January 1, 2020.

4.5.	Company Contributions - Elections

(A)	Restoration Matching Contributions

An Eligible Employee must make a timely Restoration Deferral Election, as described in Section 3.3, to become eligible to participate in the Restoration Matching Contribution component of the Plan.
Any election made as to the form and timing of distribution with respect to Restoration Deferrals will apply to the Participant’s entire Restoration Account related to the Plan Year(s) to which the Restoration Deferral Election applies, including Restoration Matching Contributions.

(B)	Restoration SSP+ Company Contributions

An Eligible Employee who receives a VIP+ Company Contribution under the VIP will automatically become a Participant in the Restoration SSP+ Company Contribution component of the Plan at such time as the eligibility requirements under Section 4.2 are satisfied. Accordingly, no Deferral Election is required with respect to this benefit.
Any election made as to the form and timing of distribution with respect to Restoration Deferrals will apply to the Participant’s entire Restoration Account related to the Plan Year(s) to which the Deferral Election applies, including Restoration SSP+ Company Contributions.

(C)	Executive SSP+ Company Contributions and DC SERP Contributions

An Eligible Employee will automatically become a Participant in the Executive SSP+ Contribution or DC SERP components of the Plan at such time as the eligibility requirements under Section 4.3 or Section 4.4, respectively, are satisfied. No initial distribution elections are permitted or required with respect to the timing or form of payment of the Executive SSP+ Contribution or the DC SERP component of the Plan. Accordingly, no Deferral Election is permitted or required with respect to this benefit.
Notwithstanding the foregoing, an Eligible Employee may make a one-time payment election change with respect to the timing and form of payment of certain Executive SSP+ Company Contributions, in accordance with Section 6.1.

ARTICLE V
Vesting and Forfeiture Rules

5.1	Vesting

This Article V describes the vesting and forfeiture rules applicable to certain benefits under the Plan. In addition to the rules set forth in this Article V, see Section 7.4 regarding missing participants and improper credits, Section 10.2 regarding anti-assignment, and Section 10.3 regarding the unfunded nature of this Plan.

5.2	Extra Deferral Vesting

A Participant’s interest in his or her Extra Deferral Account will be 100% vested at all times.

5.3	Restoration Vesting

A Participant’s interest in his or her Restoration Account will be 100% vested at all times.

5.4	Executive SSP+ Company Contribution Vesting

Subject to Section 5.5, a Participant’s interest in his or her Executive SSP+ Company Contribution Account will be 100% vested at all times.

5.5	Executive SSP+ Company Contribution Forfeiture Rules

The Administrator may determine, in its sole discretion, that a Participant will forfeit any part or all of the portion of his or her Executive SSP+ Company Contribution Account that is attributable to Executive SSP+ Company Contributions made on and after January 1, 2017, if any of the following circumstances occur while employed by the Controlled Group or within five (5) years after termination of such employment:

(A)
The Participant is convicted of a felony involving theft, fraud, embezzlement, or other similar unlawful acts against the Controlled Group or against the Controlled Group’s interests. For purposes of this Plan, “other similar unlawful acts against the Controlled Group or against the Controlled Group’s interests” shall include any other unlawful act (i) committed against the Controlled Group, or the interests of the Controlled Group, including, but not limited to, a governmental agency or instrumentality which conducts business with the Controlled Group, or a customer of the Controlled Group, or (ii) affecting the Controlled Group or the interests of the Controlled Group, in such a manner that is determined to be detrimental to, prejudicial to or in conflict with the Controlled Group or the interests of the Controlled Group, as determined by the Administrator in its sole discretion.

(B)
The Participant, directly or indirectly, engages in any activity, whether individually or as an employee, consultant or otherwise, which the Administrator determines, in its sole discretion, to be an activity in which the Participant is “engaging in competition” with any significant aspect of Controlled Group business. For purposes of this Plan, “engaging in competition” shall include but is not limited to representing, providing services to, or being an employee of or associated in a business capacity with, any person or entity that is engaged, directly or indirectly, in competition with any Controlled Group business or that takes a position adverse to any Controlled Group business, regardless of the position or duties the Participant takes, in such a manner that is determined to be detrimental to, prejudicial to or in conflict with the interests of the Controlled Group, all as determined by the Administrator in its sole discretion.

(C)
The Participant, without the advance approval of The Boeing Company’s Senior Vice President of Human Resources (or successor position thereto), induces or attempts to induce, directly or indirectly, any of the Controlled Group’s employees, representatives or consultants to terminate, discontinue or cease working with or for the Controlled Group, or to breach any contract with the Controlled Group, in order to work with or for, or enter into a contract with, the Participant or any third party.

(D)
The Participant disparages or otherwise makes any statements about the Controlled Group, its products, or its employees that could be in any way viewed as negative or critical. Nothing in this paragraph will apply to legally protected communications to government agencies or statements made in the course of sworn testimony in administrative, judicial, or arbitral proceedings.

(E)
The Participant uses or discloses proprietary or confidential information, including but not limited to trade secrets, of the Controlled Group. Nothing in this paragraph will apply to legally protected communications to government agencies or statements made in the course of sworn testimony in administrative, judicial, or arbitral proceedings.

To the extent the Participant has already received or commenced payment of such portion of his or her Executive SSP+ Company Contribution Account, the Administrator will be entitled to pursue any and all legal and equitable relief against the Participant to enforce the forfeiture of and recover the amount distributed from such Executive SSP+ Company Contribution Account. The forfeiture provisions will continue to apply unless and to the extent modified by a court of competent jurisdiction. However, if any portion of these forfeiture provisions is held by such a court to be unenforceable, these provisions shall be deemed amended to limit their scope to the broadest scope that such authority determines is enforceable, and as so amended shall continue in effect.
In addition, the Administrator will, in all appropriate circumstances, require reimbursement of any Executive SSP+ Company Contribution Account attributable to Executive SSP+ Company Contributions made on and after January 1, 2017, which are attributable to an incentive award that the Controlled Group seeks to recover under the clawback provision of any plan providing Cash Incentive.

5.6	DC SERP Vesting

No payments shall be made from a Participant’s DC SERP Account except to the extent such Participant is vested in his or her DC SERP Account.

(A)	General DC SERP Vesting Rule for Participants Hired Between January 1, 2009 and December 31, 2019

A Participant described in Section 4.4(A)(i) (Hired Between January 1, 2009 and December 31, 2019) will vest 100% in his or her DC SERP Account component(s) covered under this subsection (A) on the date the Participant satisfies the conditions in any of (i), (ii) or (iii) below.

i.
The Participant has been on the E-Series Payroll at a level of E-1 through E-3 for a period of 36 consecutive months. (For Participants with prior periods of employment, a period of consecutive months before January 1, 2009 on the E-Series Payroll at a level of E-1 through E-3 will be counted for purposes of determining whether this 36 consecutive month requirement has been satisfied.)

ii.	The Participant dies while an Employee.

iii.	The Participant is laid off from a position at level E-1 through E-3 and is eligible for benefits under The Boeing Company Executive Layoff Benefits Plan.
See Section 5.6(C) below for additional vesting rules for these Participants based on age and Service.

(B)	General DC SERP Vesting Rule for Participants Hired Before January 1, 2009

A Participant described in Section 4.4(A)(ii) (Hired Before January 1, 2009) will vest 100% in his or her DC SERP Account component covered under this subsection (B) on the date the Participant satisfies the conditions in any of (i), (ii) or (iii) below.

i.
The Participant has been on the E-Series Payroll for a period of 36 consecutive months. For a Participant on the E-Series Payroll as of January 1, 2016, a period of consecutive months before January 1, 2016 on the E-Series Payroll will be counted for purposes of determining whether this 36 consecutive month requirement has been satisfied.

ii.	The Participant is fully vested under the PVP and/or BSS Plan, as applicable, and dies while an Employee before his or her DC SERP Account commences payment under this Plan.

iii.	The Participant is laid off from an E-Series position and is eligible for benefits under The Boeing Company Executive Layoff Benefits Plan.

(C)	Special Vesting Rules for Participants Hired Between January 1, 2009 and December 31, 2019 with 55/10 or 62/1

Special vesting rules apply for a Participant described in Section 4.4(A)(i) (Hired Between January 1, 2009 and December 31, 2019) who has attained either (i) or (ii) while employed by the Controlled Group.

i.	Age 55 with 10 years of Service, or

ii.	Age 62 with one year of Service.

This Participant will be 100% vested in the portion of his or her DC SERP Account described in Section 4.4(C)(i) (Payroll Contributions) after he or she has been on the E-Series Payroll for a period of 36 consecutive months.
This Participant will vest ratably in the portion of his or her DC SERP Account described in Section 4.4(C)(ii) (One-Time Contribution), if any, at the rate of 1/36 for each consecutive month that the Participant is on the E-Series Payroll at a level of E-1 through E-3, starting with the date on which the Participant was first promoted to the E-Series Payroll at a level of E-1 through E-3. This pro rata vesting rule is not intended to preclude the acceleration of vesting under subsections (A)(ii) (death) or (iii) (layoff) above, if applicable.

(D)	Authorized Period of Absence

For purposes of this Section, an Authorized Period of Absence from the E-Series Payroll will count as a period on the E-Series Payroll, and an Authorized Period of Absence from a position at level E-1 through E-3 will count as a period at these levels.
If an Employee ceases to be at the applicable level for any reason other than an Authorized Period of Absence, and the Employee later returns to a position at the applicable level, these non-consecutive periods of service will not be aggregated for purposes of determining whether the 36-consecutive month requirement has been met.

(E)	Transfers to and from ULA and USA

For purposes of computing vesting for a Participant who transfers employment directly from the Controlled Group to ULA or USA, uninterrupted service at ULA or USA as an executive in a position at a comparable level will be credited toward the 36 consecutive months requirements described herein, provided that the Participant transfers directly from the E-Series Payroll (or a position at level E-1 through E-3 if applicable) at the Controlled Group to comparable executive status at ULA or USA, as applicable. ULA and USA service will not be credited toward vesting under this Plan for any period following the Participant’s removal from this executive status. For purposes of computing vesting for a participant who transfers employment directly from ULA or USA to the Controlled Group, uninterrupted service at ULA or USA as an executive at a position comparable to the E-Series Payroll (or a position at level E-1 through E-3, if applicable) will be credited toward the 36 consecutive months requirements described herein, provided that the Participant transfers directly from this executive status at ULA or USA to a position at a comparable level at the Controlled Group. ULA and USA service will not be credited toward vesting under this Plan for any period prior to the Participant’s attainment of this executive status at ULA or USA, as applicable.

(F)	Impact of Separation from Service/Transfer

i.
Payroll Contributions. If a Participant Separates from Service (other than due to an Authorized Period of Absence) or transfers off of the E-Series Payroll (or a position at level E-1 through E-3, if applicable) before becoming 100% vested in the payroll contribution portion of his or her DC SERP Account described in Section 4.4(C)(i)(A) and/or (i)(B), as applicable, the Participant will forfeit all rights to the nonvested portion of his or her DC SERP Account attributable to the period prior to his or her Separation from Service or transfer. To the extent any benefit under this Plan becomes vested during an Authorized Period of Absence that continues after a deemed Separation from Service, it will remain subject to the payment timing rules under Section 6.1.

ii.
One-Time Contributions. If a Participant stops accruing service toward satisfaction of applicable vesting requirements (such as due to a Separation from Service) after becoming partially vested in the one-time contribution portion of the DC SERP Account, under subsection (C) above, and the Participant subsequently resumes accruing service toward satisfaction of applicable vesting requirements, the DC SERP Account accrued after such resumption will not be vested until the Participant satisfies the requirements of subsection (A) or (C) above following such resumption.

iii.
Multiple DC SERP Account Components. Separate vesting requirements apply to each component of a Participant’s DC SERP Account described in Sections 4.4(C)(i)(a), (i)(b), and (ii). This means that a Participant who has accrued more than one DC SERP Account component (such as, due to a Separation from Service and subsequent rehire) must satisfy the vesting requirements applicable to each such component. If a Participant Separates from Service after becoming 100% vested in a particular DC SERP Account component, the Participant will be fully vested in any additional accruals under the same DC SERP Account component following rehire or return (even if the Participant fails to be at the applicable pay level for 36 consecutive months following rehire or return). The Participant will not, however, be fully vested in any amounts accrued under a different DC SERP Account component unless and until the corresponding applicable vesting requirements under this Section 5.5 otherwise have been satisfied.

See Section 7.4 regarding missing participants and improper credits, Section 10.2 regarding anti-assignment, and Section 10.3 regarding the unfunded nature of this Plan.

5.7	DC SERP Forfeiture Rules

The Administrator may determine, in its sole discretion, that a Participant will forfeit any part or all of his or her DC SERP Account if any of the following circumstances occur while employed by the Controlled Group or within five (5) years after termination of such employment:

(A)
The Participant is convicted of a felony involving theft, fraud, embezzlement, or other similar unlawful acts against the Controlled Group or against the Controlled Group’s interests. For purposes of this Plan, “other similar unlawful acts against the Controlled Group or against the Controlled Group’s interests” shall include any other unlawful act (i) committed against the Controlled Group, or the interests of the Controlled Group, including, but not limited to, a governmental agency or instrumentality which conducts business with the Controlled Group, or a customer of the Controlled Group, or (ii) affecting the Controlled Group or the interests of the Controlled Group, in such a manner that is determined to be detrimental to, prejudicial to or in conflict with the Controlled Group or the interests of the Controlled Group, as determined by the Administrator in its sole discretion.

(B)
The Participant, directly or indirectly, engages in any activity, whether individually or as an employee, consultant or otherwise, which the Administrator determines, in its sole discretion, to be an activity in which the Participant is “engaging in competition” with any significant aspect of Controlled Group business. For purposes of this Plan, “engaging in competition” shall include but is not limited to representing, providing services to, or being an employee of or associated in a business capacity with, any person or entity that is engaged, directly or indirectly, in competition with any Controlled Group business or that takes a position adverse to any Controlled Group business, regardless of the position or duties the Participant takes, in such a manner that is determined to be detrimental to, prejudicial to or in conflict with the interests of the Controlled Group, all as determined by the Administrator in its sole discretion.

(C)
The Participant, without the advance approval of The Boeing Company’s Senior Vice President of Human Resources (or equivalent but for title), induces or attempts to induce, directly or indirectly, any of the Controlled Group’s employees, representatives or consultants to terminate, discontinue or cease working with or for the Controlled Group, or to breach any contract with the Controlled Group, in order to work with or for, or enter into a contract with, the Participant or any third party.

(D)
The Participant disparages or otherwise makes any statements about the Controlled Group, its products, or its employees that could be in any way viewed as negative or critical. Nothing in this paragraph will apply to legally protected communications to government agencies or statements made in the course of sworn testimony in administrative, judicial, or arbitral proceedings.

(E)
With respect to contributions made to the Plan on and after January 1, 2017, the Participant uses or discloses proprietary or confidential information, including but not limited to trade secrets, of the Controlled Group. Nothing in this paragraph will apply to legally protected communications to government agencies or statements made in the course of sworn testimony in administrative, judicial, or arbitral proceedings.

To the extent the Participant has already received or commenced payment of his or her DC SERP Account, the Administrator will be entitled to pursue any and all legal and equitable relief against the Participant to enforce the forfeiture of and recover such benefit. The forfeiture provisions will continue to apply unless and to the extent modified by a court of competent jurisdiction. However, if any portion of these forfeiture provisions is held by such a court to be unenforceable, these provisions shall be deemed amended to limit their scope to the broadest scope that such authority determines is enforceable, and as so amended shall continue in effect.
In addition, the Administrator will, in all appropriate circumstances, require forfeiture or reimbursement of any portion of a DC SERP Account attributable to an incentive award that the Controlled Group seeks to recover under the clawback provision of any plan providing Cash

ARTICLE VI
Distributions

6.1	Form and Timing of Distribution

(A)	Extra Deferral Account

A Participant may elect the form and timing of distribution with regard to his or her Extra Deferral Account as described below, subject to the cash-out rule in subsection (E) below. This distribution election must be made at the same time the Participant makes his or her first Extra Deferral Election.
If a Participant fails to make a timely election with regard to the timing of payment of his or her Extra Deferral Account, then the Participant will be deemed to have elected to receive payment in January of the first Plan Year following the Participant’s Separation from Service (subject to subsection (H)). If a Participant fails to make a timely election with regard to the form of payment of his or her Extra Deferral Account, then the Participant will be deemed to have elected to receive payment in a lump sum. Notwithstanding anything herein to the contrary, to the extent the Participant had in effect a distribution election under the Deferred Compensation Plan for Employees of The Boeing Company immediately prior to January 1, 2019 and fails to make a timely election with regard to the timing or form of payment of his or her Extra Deferral Account, such distribution election shall apply automatically to any future deferrals of the same type credited under this Plan and such Participant will only be permitted to change such deemed election in accordance with subsection (F) below.
A Participant may change a distribution election (or deemed distribution election) with respect to his or her entire Extra Deferral Account after the initial Extra Deferral Election is made (or deemed made), to the extent permitted and in accordance with the conditions stated under subsection (F) below.

(B)	Restoration Account

A Participant may elect the form and timing of distribution with regard to his or her Restoration Account (including future Restoration Deferrals, Restoration Matching Contributions, Restoration SSP+ Company Contributions, and Earnings Credits thereon) as described below, subject to the cash-out rule in subsection (E) below. This distribution election must be made at the same time the Participant makes his or her first Restoration Deferral Election or, if earlier, during the enrollment period immediately preceding the first year with respect to which the Participant receives SSP+ Company Contributions. Any election made as to the form and timing of distribution will apply to the Participant’s entire Restoration Account.
If a Participant fails to make a timely election with regard to the timing of payment of his or her Restoration Account, then the Participant will be deemed to have elected to receive payment in January of the first Plan Year following the Participant’s Separation from Service (subject to subsection (H)). If a Participant fails to make a timely election with regard to the form of payment of his or her Restoration Account, then the Participant will be deemed to have elected to receive payment in a lump sum.

A Participant may change a distribution election (or deemed distribution election) with respect to his or her entire Restoration Account after the initial Restoration Deferral Election is made (or deemed made), to the extent permitted and in accordance with the conditions stated under subsection (F) below.

(C)	Executive SSP+ Company Contribution and DC SERP Accounts

No initial distribution elections are permitted or required with regard to a Participant’s Executive SSP+ Company Contribution Account or DC SERP Account. Rather, a Participant will be deemed to have elected to receive his or her Executive SSP+ Company Contribution and DC SERP Account in a lump sum, payable in January of the first Plan Year following Separation from Service (subject to subsection (H)).
A Participant may change his or her deemed distribution election with respect to his or her combined DC SERP Account and Executive SSP+ Company Contribution Account (if any), to the extent permitted and in accordance with the conditions stated under subsection (F) below.

(D)	Timing and Form of Distribution

i.	Lump Sum Distribution

The lump sum distribution option is a single lump sum payment that will be made in the later of: (i) January of the first Plan Year following Separation from Service, or (ii) January of the first Plan Year following the Participant’s attainment of a specified age (subject to subsection (E) below), as elected by the Participant under this Section 6.1 (in each case subject to subsection (H) below). The amount of such distribution will be based on the value of the Participant’s Account determined as of the date of payment.

ii.	Installment Payment

The installment payment option is a series of annual installment payments for a period between 2 and 15 years, as elected by the Participant under this Section 6.1. The amount payable to the Participant each year generally shall be computed by dividing the balance in the Account (or the applicable portion of the Account) as of the date payment is made by the number of years remaining in the distribution period on the first day of January of such year. See Section 6.1(E) below for application of the cash-out rule to installment payments.
Annual installment payments, if elected, will begin in the later of: (i) January of the first Plan Year following Separation from Service, or (ii) January of the first Plan Year following the Participant’s attainment of a specified age (subject to (E) below), as elected by the Participant under this Section 6.1 (in each case subject to subsection (H) below). Payments will continue to be made each January thereafter until the full amount of the benefit has been paid.

(E)	Cash-outs

Notwithstanding the foregoing, subject to the six-month delay in payment for Specified Employees under subsection (H), if a Participant has elected to receive installments and his or her remaining Account balance is $10,000 or less upon any scheduled payment date, the entire remaining balance will be paid in the form of a single lump sum at that time.

(F)	Changes to Distribution Election or Deemed Election

A Participant may change a distribution election (or deemed election) after the initial distribution election is made (or deemed made) only once with regard to each of the following subaccounts: the Participant’s Restoration Benefit Account, Executive Benefit Account and Extra Deferral Account.
Such election must change the time of payment (consistent with the requirement of clause (iii) below) and may change the form of payment (from lump sum to installments, or vice versa).
To the extent any such changes would defer commencement of any portion of the Participant’s Restoration Benefit Account, Executive Benefit Account or Extra Deferral Account beyond both age 70½ and Separation from Service, the changes will not be effective.

i.
A new distribution election must be submitted to the Administrator at least 12 months before the existing scheduled distribution date under the applicable subaccount, and during the annual election period established by the Administrator.

ii.	The revised distribution election must not take effect for at least 12 months after it is made.

iii.	The new distribution election must provide for an additional deferral period of at least 5 years beyond the original distribution date.

In no event can installment payments be changed or revoked once they have begun. In all cases, payments will be made in January (subject to subsection (H)).

(G)	Distributions At Age 70½

Payment of benefits under this Plan will begin no later than the first January following the calendar year in which the Participant both attains (or would have attained) age 70½ and is Separated from Service. Payment of benefits for Participants actively employed beyond age 70½ will begin no later than the first January following the calendar year in which the Participant Separates from Service. Subject to subsection (D), any election made by a Participant to the contrary will not be effective.

(H)	Specified Employees

Notwithstanding anything to the contrary under this Article VI, a Specified Employee will not receive any distribution under this Plan during the six-month period immediately following his or her Separation from Service.
Subject to subsection (F) above, the Account of a Specified Employee will be distributed in the form elected (or deemed elected) under subsection (A), (B), or (C) above, as applicable. This distribution will be made or commence as of the latest of:

i.	the time elected (or deemed elected) under subsection (A), (B), or (C), as applicable,

ii.	the first day of the month following completion of the six-month waiting period (for Specified Employees who Separate from Service between July 1 and December 31), and

iii.	January of the first Plan Year following Separation from Service (for Specified Employees who Separate from Service between January 1 and June 30).

If a Participant has elected installments, subsequent installment payments will be made in January of each successive year until the Account is exhausted.
In the event of a Specified Employee’s death during the six-month waiting period, the waiting period will cease to apply. The Specified Employee’s benefits will be distributed in accordance with Section 6.2 (Death Benefits) below.

(I)	Distribution Due to Unforeseeable Emergency

A Participant or Beneficiary may elect to receive a distribution of all or a portion of his or her Extra Deferral Account, Restoration Account and his or her Executive SSP+ Company Contribution Account immediately, regardless of whether benefit payments have commenced, to the extent that the Participant or Beneficiary incurs an Unforeseeable Emergency. A Participant or Beneficiary may not receive a distribution of his or her DC SERP Account solely in the event of an Unforeseeable Emergency, even if fully vested.
The amount of the distribution will be limited to the amount reasonably necessary to satisfy the emergency need, including any taxes or penalties reasonably anticipated to result from the distribution, as determined by the Administrator.

6.2	Death Benefits

If a Participant dies before his or her entire Account has been distributed, the remaining balance will be distributed to his or her Beneficiary in accordance with the Participant’s election or deemed election as to form and timing filed with the Administrator with regard to such Account(s). Distributions to the Beneficiary will be made at the same time (or as soon as practicable following the Company’s receipt of a notice of the Participant’s death) and in the same form as the payment that otherwise would have been made to the Participant.
If a Beneficiary dies after the Participant, but before receiving the payment of all amounts due hereunder, then the unpaid amounts will be paid to the individual(s) designated (in accordance with the rules established by the Administrator) by the Beneficiary as his or her beneficiary(ies), or if no such designation has been made (or if such individual(s) do(es) not survive to receive payment), then such unpaid amounts will be paid to the Beneficiary’s estate, in a single lump sum, as soon as practicable after the Beneficiary’s death.

6.3	Rehires and Authorized Periods of Absence/Reduced Level of Services

This Section 6.3 addresses the form and timing of payment for a Participant who is rehired by the Company following a Separation from Service, or who remains employed after a Separation from Service has occurred (for example, due to an extended Authorized Period of Absence or due to reduced level of services).
In the event that a Participant forfeits a nonvested DC SERP Account upon a Separation from Service, this benefit will not be restored upon rehire. This rule applies regardless of whether the Participant satisfies the vesting criteria under Section 5.5 following rehire.

(A)	After Commencing Benefits

This subsection (A) applies to a Participant who has received or begun receiving benefits under the Plan because he or she has experienced a Separation from Service and has attained the specified age (if applicable).

i.
Rehires. Installment payments that commenced prior to the Participant’s rehire with respect to Participant Deferrals made and Company Contributions received before the Participant’s Separation from Service (“Old Account”) will not be suspended by reason of the Participant’s rehire. This Old Account will continue to be paid until exhausted, without regard to the period of rehire.

Participant Deferrals made and Company Contributions received attributable to periods after the date of rehire (“New Account”) will remain subject to the Participant’s earlier distribution election or deemed election as to the timing and form of payment under Section 6.1(D) (subject to the change rules in Section 6.1(F)), without regard to any Separation from Service that occurred prior to rehire. As a result, the New Account will be distributed in January following the Participant’s Separation from Service after rehire (subject to any 6-month delay for Specified Employees), in the form selected under the original distribution election or deemed election. This is because the Participant already has attained the specified age under Section 6.1(D) but has not yet experienced a Separation from Service attributable to the New Account.

ii.
Authorized Period of Absence/Reduced Level of Services. To the extent a Participant made additional Participant Deferrals or received additional Company Contributions while on an Authorized Period of Absence or during a period of a reduced level of services that constituted a Separation from Service under Code section 409A, such Participant Deferrals made and Company Contributions received (to the extent vested) will be distributed in January of the first Plan Year following the year in which they are made, in accordance with the Participant’s earlier distribution election or deemed election. This is because the Participant has already satisfied the conditions for payment under Section 6.1(D); namely, he or she has attained the specified age and has experienced a Separation from Service attributable to such Participant Deferrals made and contributions received.

(B)	Before Commencing Benefits

This subsection (B) applies to a Participant who has not begun receiving benefits under the Plan.

i.
Rehires. The rehired Participant’s Old Account, to the extent vested, will be distributed in accordance with the Participant’s earlier distribution election or deemed election as to the timing and form of payment under Section 6.1(D) (subject to the change rules in Section 6.1(F)). This means that, for example, if the Participant’s original distribution election selected benefits in the form of a lump sum (or installments) payable in January following attainment of a specified age under Section 6.1(D), then the Participant’s Old Account (to the extent vested) will be payable as a lump sum (or installments, if so elected) in January following the year in which he or she attains the specified age, even if the Participant has not had a subsequent Separation from Service after rehire. This result will not change in the event that the Participant attains the specified age after the initial Separation from Service, but is rehired before benefits actually begin.

The Participant’s New Account will remain subject to the Participant’s earlier distribution election or deemed election as to the timing and form of payment under Section 6.1(D) (subject to the change rules in Section 6.1(F)), without regard to any Separation from Service that occurred prior to rehire, as described in Section 6.3(A) above. As a result, the New Account will be distributed either (i) in January following the Participant’s Separation from Service after rehire, or (ii) in January following both the Participant’s Separation from Service after rehire and after attainment of the specified age, in accordance with the original distribution election or deemed election. This is because the Participant has not yet experienced a Separation from Service attributable to the New Account.

ii.
Authorized Period of Absence/Reduced Level of Services. Any Participant Deferrals made or Company Contributions received during an Authorized Period of Absence or a period of a reduced level of services (to the extent vested) will be distributed in accordance with the Participant’s earlier distribution election or deemed election as to the timing and form of payment under Section 6.1(D)

(subject to the change rules in Section 6.1(F)). This means that, for example, if the Participant’s original distribution election selected benefits in the form of a lump sum (or installments) payable in January following attainment of a specified age under Section 6.1(D), then any Participant Deferrals made and contributions received during an Authorized Period of Absence or a period of a reduced level of services will be payable as a lump sum (or installments, if so elected) in January following the year in which he or she attains the specified age. This result will not change in the event that the Participant attains the specified age while on an Authorized Period of Absence or during a period of a reduced level of services, but resumes (or increases his or her level of) services before benefits actually begin.

ARTICLE VII
Accounts

7.1	Participant Accounts

The Administrator will establish and maintain an Account for each Participant, for each period of employment. Solely for this purpose, a period of employment will be treated as commencing upon a Participant’s eligibility for the Plan (following hire or rehire as applicable) and ending with his or her Separation from Service.
Each Account will be credited with Participant Deferrals and Company Contributions for the relevant period of employment, as well as Earnings Credits described in Section 7.2 below. Each Account will be reduced as payments are made.
In connection with the January 1, 2019 amendment and restatement of the Plan, there was a one-time transfer of certain Restoration Benefit sub-accounts of certain participants from the Plan to The Boeing Company Supplemental Savings Plan (the “SSP”) such that the opening account balances of such participants in the SSP on January 1, 2019 was equal to the closing balance of such participants’ Restoration Benefit accounts in the Plan on December 31, 2018. The affected participants were: (A) each Employee (as defined in the SSP) who was an Eligible Employee (as defined in the SSP) on January 1, 2019, and was a participant in the Restoration Benefit of the Plan prior to 2019 and (B) each other current or former Employee (as defined in the SSP) who was not as of January 1, 2019 and had never been on the E-Series Payroll (as such term is defined in the Plan).

7.2	Earnings Credits

A Participant’s Account(s) will be credited, at the Participant’s (or, if applicable, Beneficiary’s) election, with earnings under one or more of the following, as the individual elects and subject to any rules or limitations as may be imposed by the Administrator: (i) the Interest Fund method, (ii) the Boeing Stock Fund method, or (iii) the Other Investment Funds method, each as described below. In the absence of an election the Interest Fund method will be used.

(A)	Interest Fund Method

Under this method, a Participant’s Interest Fund method sub-account shall be adjusted daily in accordance with changes in the unit value of the sub-account to reflect interest, based on the Participant’s sub-account balance.
Interest will be calculated for each Plan Year as the mean between the high and low (during the first eleven months of the preceding Plan Year) of yields on AA-rated industrial bonds as reported by Moody’s Investors Service, Inc., rounded to the nearest ¼th of one percent. Participants will be notified annually of the established interest rate.

(B)	Boeing Stock Fund Method

Under this method, a Participant’s Boeing Stock Fund sub-account shall be credited with the number of shares of the common stock of The Boeing Company that could be purchased with the amount credited to such sub-account, based on the Fair Market Value of the common stock of The Boeing Company on the day the sub-account is so credited (or on the next business day on which the New York Stock Exchange (the “Exchange”) is open, if the Exchange is closed on the day the sub-account is credited) excluding commissions, taxes, and other charges. Such number shall be recorded as stock units in the Participant’s sub-account, for bookkeeping purposes only. For purposes of the Plan, “Fair Market Value” means the mean of the high and low per share trading prices for the common stock of The Boeing Company as reported for the “New York Stock Exchange - Composite Transactions” for a single trading day. The number of stock units in a sub-account shall be appropriately adjusted to reflect stock splits, stock dividends, and other like adjustments in the common stock of The Boeing Company.
Each Participant’s Boeing Stock Fund sub-account periodically shall be credited with the number of shares of the common stock of The Boeing Company that could be purchased, as set forth in the preceding paragraph, with an amount equal to the cash dividends that would be payable on the number of shares of the common stock of The Boeing Company that equals the number of stock units in a Participant’s sub-account. The timing and methodology will mirror the VIP dividend process. Participants will be notified annually of the number of stock units, and the dividend equivalents, credited to their sub-account.

(C)	Other Investment Funds Method

Under this method, a Participant may choose to diversify his or her Other Investment Funds sub-account by electing that it be credited (or charged) with the expenses, income, gains and losses on investment funds similar to those offered under the VIP (excluding the Boeing Stock Fund and Stable Value Fund offered thereunder) as designated by the Administrator from time to time, pursuant to an election by the Participant to have the Participant’s sub-account credited as though the Participant had elected to invest in such funds in such increments as the Participant will direct in accordance with rules established by the Administrator or its delegates; provided that the Administrator may disregard such elections in its discretion.
Earnings credits to a Participant’s Account(s) may be subject to valuation adjustments in accordance with the procedures established by the Administrator; provided, in no event will the portion of a Participant’s Account(s) that has been distributed as of the time a valuation adjustment is made be subject to such valuation adjustment.

7.3	Investment Election Changes and Restrictions

A Participant may change how future additions to his or her Account(s) are deemed invested anytime during the Plan Year subject to the Administrator’s rules and restrictions. The Participant may also transfer any portion of his or her sub-accounts from one investment fund to another on a daily basis, provided that a Participant may not transfer funds from one investment fund to another and back on the same day.
In addition, transfers cannot be made into the Boeing Stock Fund for 30 calendar days after transferring funds out of the Boeing Stock Fund. This restriction applies regardless of the number of units or the dollar value of the transfer. However, the Participant may continue to direct future additions into the Boeing Stock Fund and make transfers out of this investment fund at any time, subject to insider trading rules.

7.4	Missing Participants and Improper Credits

A Participant’s Account may be forfeited or reduced upon the occurrence of one of the following events, even if 100% vested:

(A)	The Administrator is unable to locate a Participant or Beneficiary to distribute amounts from his or her Account (a “missing participant”).

(B)	The Administrator recaptures amounts improperly credited to a Participant’s Account.

See also Section 10.2 regarding anti-assignment and Section 10.3 regarding the unfunded nature of this Plan.

ARTICLE VIII
Administration

8.1	Plan Administration

The Plan shall be administered by the Administrator. The Administrator shall make such rules, interpretations, determinations of fact and computations as it may deem appropriate, including (without limitation) requiring the use of an electronic or telephonic system for purposes of Participant elections and designations. Any decision of the Administrator with respect to the Plan, including (without limitation) any determination of eligibility to participate in the Plan and any calculation of Plan benefits, shall be conclusive and binding on all persons. The Administrator shall submit to the Compensation Committee periodic reports covering the operation of the Plan.

8.2	Claims Procedure

The procedures for making claims for benefits under the Plan and for having the denial of a benefits claim reviewed shall be the same as those procedures set forth in the VIP, provided that the Compensation Committee of the Board of Directors shall be substituted for the Administrator thereunder for purposes of the review of claims and appeals with respect to benefits under the Plan for elected officers of the Company (other than determinations related to potential forfeiture or reimbursement of benefits under Sections 5.5 or 5.7 of the Plan, which such determinations shall be made by the Administrator).
See Section 10.8 regarding limitations on subsequent legal action.

ARTICLE IX
Amendment and Termination

The Board of Directors, the Compensation Committee, the Administrator, and their respective delegate or delegates shall each have the authority to amend the Plan at any time, including, but not limited to, the authority to adopt amendments to combine or transfer all or part of the Plan with or to other plans maintained by the Controlled Group (including a termination of the Plan for that purpose) or to change the timing of eligibility for participation in the Plan; provided, however, that the Compensation Committee shall have the exclusive authority to adopt any amendments or make any other changes to the Plan that change the rate or amount of Company-provided benefits for employees on the E-Series Payroll. The Board of Directors shall have the authority to terminate the Plan at any time.
In the event of Plan amendment or termination, a Participant’s benefits under the Plan shall not be less than the Plan benefits to which the Participant would be entitled if the Participant had terminated employment immediately prior to such amendment or termination of the Plan, increased or decreased by any Earnings Credits attributable to periods on or after the effective date of such amendment or termination.
In general, upon the termination of the Plan with respect to any Participant, the affected Participants will not be entitled to receive a distribution until the time specified in Article VI. Notwithstanding the foregoing, The Boeing Company may, in its discretion, terminate the entire Plan and pay each Participant a single lump-sum distribution of his or her entire accrued benefit to the extent permitted under conditions set forth in Code section 409A and any IRS or Treasury guidance thereunder.

ARTICLE X
Miscellaneous

10.1	No Employment Rights

Nothing in the Plan shall be deemed to give any person any right to remain in the employ of the Company or other member of the Controlled Group, as applicable, or affect any right of the Company or other member of the Controlled Group, as applicable, to terminate a person’s employment with or without cause.

10.2	Anti-Assignment

No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, execution, attachment, garnishment, or any other legal process. Any attempt to take such action shall be void and shall authorize the Administrator, in its sole and absolute discretion, to forfeit all further right and interest in any benefit under this Plan. In addition, a Participant’s Account may be reduced by the amount of any tax obligation paid by the Company or other member of the Controlled Group, as applicable, on behalf of a Participant, Beneficiary, or any other person, if such individual fails to reimburse the Company or other member of the Controlled Group, as applicable, for such obligation.

10.3	Unfunded Status of Plan

No funds shall be segregated or earmarked for or in the Account of any current or former Participant, Beneficiary or other person under the Plan. However, the Company or other member of the Controlled Group, as applicable, may establish one or more trusts to assist in meeting its obligations under the Plan, the assets of which shall be subject to the claims of the general creditors of the Company or other member of the Controlled Group, as applicable. No current or former Participant, Beneficiary or other person, individually or as a member of a group, shall have any right, title or interest in any account, fund, grantor trust, or any asset that may be acquired by the Company or other member of the Controlled Group, as applicable, in respect of its obligations under the Plan (other than as a general creditor of the Company or other member of the Controlled Group, as applicable, with an unsecured claim against its general assets).

10.4	Delays or Acceleration in Payment

Payment of benefits under this Plan may be delayed or accelerated to the extent permitted by Code section 409A, as determined by the Administrator.

10.5	Involuntary Inclusion in Income

If a determination is made that the Account of any Participant (or his or her Beneficiary) is subject to current income taxation under Code section 409A, then the taxable portion of such Account will be immediately distributed to the Participant (or his or her Beneficiary), notwithstanding the general timing rules otherwise described herein.

10.6	Compliance with Code Section 409A

It is intended that amounts deferred under this Plan will not be taxable under Code section 409A with respect to any individual. All provisions of this Plan shall be construed in a manner consistent with this intent.

10.7	Construction

The validity of the Plan or any of its provisions will be determined under and will be construed according to federal law and, to the extent permissible, according to the internal laws of the state of Illinois. If any provision of the Plan is held illegal or invalid for any reason, such determination will not affect the remaining provisions of the Plan and the Plan will be construed and enforced as if said illegal or invalid provision had never been included.

10.8	Legal Action

No legal action may be brought in court on a claim for benefits under the Plan after 180 days following the decision on appeal (or 180 days following the expiration of the time to make an appeal decision if no appeal is made).

10.9	Tax Withholding

The Company, or other member of the Controlled Group, as applicable, has the right to deduct any federal, state, local or foreign taxes that are required to be withheld from any payments made hereunder. In addition, if prior to the date of payment of any amount hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, then the Company, or other member of the Controlled Group, as applicable, shall have the right to deduct such tax from any other payments made to the Participant or direct that the Participant’s Account be reduced by the amount needed to pay the Participant’s portion of such tax, plus an amount equal to the withholding taxes due under federal, state or local law resulting from the payment of such FICA tax, and an additional amount to pay the additional income tax at source on wages attributable to the pyramiding of the Code section 3401 wages and taxes, but no greater than the aggregate of the FICA tax amount and the income tax withholding related to such FICA tax amount.

APPENDIX A
List of Excluded Entities

As of January 1, 2019, Employees of the following entities are not eligible to participate in The Boeing Company Executive Supplemental Savings Plan:

•	Aviall, Inc.

•	Inventory Locator Service, LLC
This Appendix A may be updated by the Administrator from time to time without the need for a formal amendment to the Plan.

A-1